Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS third quarter 2019 RESULTS

pearl river, ny – November 14, 2019 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2019.

For the quarter ended September 30, 2019 Hudson reported revenues of $45.6 million, an increase of 13% compared to $40.5 million in the comparable 2018 period. The increase in revenues was due to an increase in refrigerant volumes and growth with the DLA contract, offset by a decline in prices of certain refrigerants sold during the 2019 quarter when compared to 2018. Selling, general and administrative (“SG&A”) expenses for the three-month period ended September 30, 2019 were $8.3 million, compared to $7.4 million in the comparable 2018 period. The increase in SG&A was primarily attributable to professional fees and insurance expense. The Company’s net income for the third quarter of 2019, was $2.7 million, or $0.06 per basic and diluted share. During the third quarter of 2019, the Company received $8.9 million in proceeds from the working capital settlement arising from the acquisition of Aspen Refrigerants, Inc. (“ARI”). Net loss for the third quarter of 2018 was $13.9 million or $(0.33) per basic and diluted share. Included in the $13.9 million third quarter 2018 loss are approximately $9 million in non-cash charges related to a deferred tax reserve and approximately $2 million in non-recurring charges related to the acquisition and integration of ARI.

For the nine months ended September 30, 2019, Hudson reported revenues of $136.3 million compared to $140.8 million in the comparable 2018 period. Refrigerant selling prices declined in 2019 when compared with 2018. The overall decline in revenues was partially offset by an increase in overall refrigerant volumes and revenue from the DLA contract. SG&A expenses for the nine-month period ended September 30, 2019 were $21.2 million, compared to $26.0 million in the comparable 2018 period. The decrease in SG&A was primarily attributable to reduced payroll-related expenses, advertising and other professional fees in the first nine months of 2019. Net loss for the first nine months of 2019, which includes a $9.2 million inventory adjustment offset by the $8.9 million of settlement proceeds, was $15.2 million, or ($0.36) per basic and diluted share. Net loss in the first nine months of 2018, which included a $34.7 million inventory adjustment, was $47.6 million, or $(1.12) per basic and diluted share.

Loan Covenant Defaults

The Company failed to comply with the financial covenants contained in its term loan facility and its revolving credit facility at September 30, 2019 and is currently in default under those agreements. Other than the financial covenants, the Company has fully complied with all of its debt payment and other obligations on a timely basis. Despite the covenant violations, the Company had over $23 million of availability pursuant to the borrowing base formula in its revolving loan facility as of September 30, 2019. During the third quarter of 2019, the Company utilized its cash from operations to pay over $18 million of debt. As such, the Company does not believe that the covenant defaults relate to a liquidity issue, but relate to a leverage issue under the current covenant structure. The Company is currently seeking a waiver and amendment from its lenders to waive the covenant defaults and reset the financial covenants under both the term loan facility and the revolving credit facility. However, the lenders have the right to declare all amounts under these facilities to be immediately due and payable, and there can be no assurance that the Company will be able to obtain any such waivers or amendments on acceptable terms or at all.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “During the third quarter, we saw an increase in volume due to Hudson’s ability be more competitive as we sold through a large portion of our higher priced inventory. Pricing through the third quarter remained relatively consistent with pricing throughout the selling season, but was lower when compared to pricing in the third quarter of 2018. Moreover, during the 2019 sales season, one large allocation holder indicated that it is no longer supporting R-22 sales. Additionally, the remaining large allocation holders recently raised their R-22 price and we are currently experiencing the first price increase this year. We believe those actions, coupled with the ban of R-22 production and importation after 2019, will result in a tightening of R-22 supply for the 2020 selling season.

“We remain confident in the long-term opportunities for our business, particularly as we sell through the higher priced R-22 acquired with the Airgas acquisition, which we expect will result in a margin level more in line with our historical performance. The demand for cooling systems remains strong and our positioning at two key points in the supply chain, along with our ability to provide any refrigerant, anywhere at any time, remains a competitive strength as we close out 2019 and move into 2020.”

Conference Call Information

The Company will host a conference call and webcast today, Thursday, November 14, 2019 at 5:00 p.m. Eastern Time, to discuss the Company’s third quarter results.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until December 14, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 56807.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the Company; the Company’s ability to secure amendments to its credit facilities and thereafter to remain in compliance with the financial covenants therein; and the Company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2018 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,686	$2,272
Trade accounts receivable – net	19,765	14,065
Inventories – net	59,352	101,962
Prepaid expenses and other current assets	4,690	5,287
Total current assets	98,493	123,586

Property, plant and equipment, less accumulated depreciation	24,543	27,395
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	26,728	29,451
Right of use asset	6,481	-
Other assets	158	106
Total Assets	$204,206	$228,341

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$8,091	$8,671
Accrued expenses and other current liabilities	20,202	19,023
Accrued payroll	857	1,046
Short-term debt	15,183	29,000
Current maturities of long-term debt	99,321	2,672
Total current liabilities	143,654	60,412
Deferred tax liability	1,134	443
Long-term lease liabilities	4,460	—
Long-term debt, less current maturities	5	98,273
Total Liabilities	149,253	159,128

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,628,560 at September 30, 2019 and 42,602,431 at December 31, 2018	426	426
Additional paid-in capital	116,628	115,719
Accumulated deficit	(62,101)	(46,932)
Total Stockholders’ Equity	54,953	69,213

Total Liabilities and Stockholders’ Equity	$204,206	$228,341

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues	$45,631	$40,545	$136,306	$140,804
Cost of sales	37,849	32,816	123,905	151,252
Gross profit	7,782	7,729	12,401	(10,448)

Operating expenses:
Selling, general and administrative	8,282	7,356	21,154	26,038
Amortization	742	742	2,216	2,225
Total operating expenses	9,024	8,098	23,370	28,263

Operating loss	(1,242)	(369)	(10,969)	(38,711)

Other income (expense):
Interest expense	(4,447)	(4,064)	(12,921)	(10,616)
Other income	8,904	—	9,412	—
Total other income (expense)	4,457	(4,064)	(3,509)	(10,616)

Income (loss) before income taxes	3,215	(4,433)	(14,478)	(49,327)

Income tax (benefit) expense	548	9,447	691	(1,775)

Net income (loss)	$2,667	$(13,880)	$(15,169)	$(47,552)

Net income (loss) per common share – Basic and Diluted	$0.06	$(0.33)	$(0.36)	$(1.12)
Weighted average number of shares outstanding – Basic and Diluted	42,618,391	42,530,476	42,608,396	42,445,926